n e w s r e l e a s e Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY  40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana Announces Termination of Merger with Aetna;
Schedules Conference Call with Investors

LOUISVILLE, KY (February 14, 2017) – Humana Inc. (NYSE: HUM) today announced the mutual termination of its merger agreement with Aetna Inc. (Aetna), following a ruling from the United States District Court for the District of Columbia granting a United States Department of Justice request to enjoin the merger.  Under the terms of the merger agreement, Humana is entitled to a breakup fee of $1 billion, or approximately $630 million, net of tax.

As previously disclosed, the company will issue a press release to provide its 2017 financial guidance and provide an update on its strategic plan.  To allow for advance notification to investors, Humana has scheduled the issuance of that press release for 4:15 p.m. eastern time today, February 14, 2017, and a call with investors to follow at 4:45 p.m. eastern time.  This call will be webcast and may be accessed via Humana’s Investor Relations page at humana.com.

The company suggests those listening over the web sign on at least 15 minutes in advance of the call.  The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed.

For those unable to listen in to the live call, the call replay may be accessed via the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.  Telephone replays will be available from 8:15 p.m. eastern time on February 14, 2017 until midnight eastern time on April 14, 2017 and can be accessed by dialing 855-859-2056 and providing the conference ID # 72762971.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:
•	Annual reports to stockholders
•	Securities and Exchange Commission filings
•	Most recent investor conference presentations
•	Quarterly earnings news releases and conference calls
•	Calendar of events
•	Corporate Governance information